Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedules

December 31, 2019 and 2018

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Table of Contents
Page(s)

Report of Independent Registered Public Accounting Firm	1–2

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018	3

Statements of Changes in Net Assets Available for Benefits for the Years ended December 31, 2019 and 2018	4

Notes to Financial Statements	5–12

Supplemental Schedules:

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year ended December 31, 2019	13

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2019	14

Note:	Supplemental schedules, other than those listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
RAI 401k Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the RAI 401k Savings Plan (the Plan) as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The supplemental information in the accompanying schedules of Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2019 and Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2019 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's

Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan’s auditor since 2002.

Greensboro, North Carolina
June 17, 2020

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2019 and 2018

	2019	2018
Assets:
Investments at fair value	$2,008,814,366	$1,755,824,436

Receivables:
Participant contributions	—	882
Employer contributions	1,565,926	1,814,439
Due from broker for securities sold	489,948	4,888,403
Interest and dividends	2,778,184	2,840,427
Notes receivable from participants	20,387,710	19,887,626
Total receivables	25,221,768	29,431,777
Total assets	2,034,036,134	1,785,256,213
Liabilities:
Accrued administrative expenses	196,042	129,050
Due to broker for securities purchased	1,075,657	14,009
Total liabilities	1,271,699	143,059
Net assets available for benefits	$2,032,764,435	$1,785,113,154

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2019 and 2018

	2019	2018
Additions/(Deletions):
Investment income (loss):
Net appreciation (depreciation) in fair value of investments	$302,088,813	$(302,054,968)
Interest and dividends	49,758,877	62,347,576
Total investment income (loss)	351,847,690	(239,707,392)
Interest income on notes receivable from participants	1,099,660	948,765
Contributions:
Employer contributions	38,676,969	39,129,643
Participant contributions	47,029,172	47,460,083
Participant rollover contributions	3,677,440	2,951,763
Total contributions	89,383,581	89,541,489
Total additons (deletions)	442,330,931	(149,217,138)
Deductions:
Benefits paid to participants	193,920,466	167,454,609
Administrative expenses	759,184	498,494
Total deductions	194,679,650	167,953,103
Net increase (decrease) in net assets available for benefits prior to transfers	247,651,281	(317,170,241)
Transfer in the Retirement Savings Plan for Employees of Louisville Corporate Services, Inc. and Affiliates	—	5,805,073
Net increase (decrease) in net assets available for benefits	247,651,281	(311,365,168)
Net assets available for benefits at beginning of year	1,785,113,154	2,096,478,322
Net assets available for benefits at end of year	$2,032,764,435	$1,785,113,154

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

(1)	Plan Description

The following brief description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, or one of the participating companies as defined in the Plan document. RAI is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as Plan Administrator or the Committee, controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc., referred to as Fidelity Operations serves as the recordkeeper for the Plan. Fidelity Management Trust Company, referred to as Fidelity, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA.

Effective July 25, 2017, Flight Acquisition Corporation, a wholly owned subsidiary of British American Tobacco p.l.c., referred to as BAT, merged with and into RAI with RAI surviving as a wholly owned subsidiary of BAT.  As a result of the merger, RAI maintained the Retirement Savings Plan for Employees of Louisville Corporate Services, Inc. and Affiliates, referred to as the LCSI Plan. Effective December 31, 2018, the LCSI Plan was merged into the Plan to form a single plan under Section 414(I) of the Internal Revenue Code of 1986, as amended. The Vanguard Fiduciary Trust Company, referred to as Vanguard, continued to be the recordkeeper and trustee for the LCSI Plan and participant account balances continued to be invested in the investment options of the LCSI Plan. Effective January 25, 2019, participant account balances were transferred from Vanguard to Fidelity Operations.

(b)	Contribution

Participant Contributions

Each participant may elect that his employer (i) contribute from 1% to 50% of his non-bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid to him as current cash compensation and/or (ii) contribute from 1% to 50% of his bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid to him as current cash bonus compensation. Pre-tax and/or Roth contributions are made through payroll deductions. In the event a participant does not designate whether the contributions elected to be made are pre-tax contributions or Roth contributions, contributions are deemed to be pre-tax contributions. If a participant does not make such elections, he is deemed to have (i) authorized payroll deductions for pre-tax contributions equal to 6% of his non-bonus compensation, and (ii) authorized payroll deductions for pre-tax contributions equal to 10% of his bonus compensation. A participant may at any time elect a different contribution percentage (including 0%) with respect to his non-bonus compensation or his bonus compensation. The first 6% of such pre-tax and/or Roth contributions are referred to as match-eligible contributions and are eligible for employer matching contributions as set forth below.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

Unless a participant elects otherwise, the percentage of non-bonus compensation contributed to the Plan on his behalf as pre-tax contributions shall be automatically increased by one percentage point commencing on or about March 24th to be effective with first payroll in April at least six (6) months following the date the first contribution is made on behalf of the participant and on each subsequent March 24PthP; provided that such percentage shall not be increased above a specified level of the participant’s non-bonus compensation as designated by the Committee from time to time in its sole discretion.

A participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with pre-tax contributions and/or Roth contributions by authorizing (i) after-tax contributions of 1% to 50% of his non-bonus compensation and/or (ii) after-tax contributions of 1% to 50% of his bonus compensation; provided that the combined percentage of compensation for pre-tax, Roth and after-tax contributions (A) is a minimum of 1% and a maximum of 50% and (B) shall in no event exceed the amount of a participant’s after-tax compensation.

Employer Contributions

With respect to RAI Employees and certain participating companies, as defined in the Plan document, the appropriate participating company makes matching contributions of 50% of a participant’s match‑eligible contributions with respect to participants who are accruing a benefit under the Reynolds American Retirement Plan sponsored by RAI, and 100% of a participant’s match‑eligible contributions with respect to participants who are not accruing a benefit under the Reynolds American Retirement Plan sponsored by RAI. In addition, the appropriate participating company makes retirement enhancement contributions to accounts of eligible RAI Employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. The retirement enhancement contribution made to the accounts of former employees of Lorillard Tobacco Company who became an RAI Employee on June 13, 2015 is equal to 3% of such participant’s eligible compensation.

With respect to ASC Employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC Employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

With respect to Santa Fe Employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe Employees equal to 3% of each such participant’s eligible compensation.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the appropriate participating company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions and earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company, and its participating subsidiaries, affiliated companies, or upon the occurrence of certain events as defined in the Plan document.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments in a number of investment fund options, or in a self‑directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

(f)	Notes Receivable from Participants

Participants may borrow from their account a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan Administrator. Loans are repaid through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan document. Partial lump sum distributions are also available after termination of service.

(h)	Expenses

The expenses of administering the Plan are paid by the Plan, unless paid directly by the Company at its election. Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if a participant is reemployed before accruing five consecutive break‑in‑service years, as defined in the Plan document. For the years ended December 31, 2019 and 2018, employer contributions were reduced by $550,000 and $620,000, respectively, by forfeited nonvested accounts. As of December 31, 2019 and 2018, forfeited nonvested accounts totaled $102,191 and $94,584, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value. See note 3 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade‑date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex‑dividend date.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(e)	Payment of Benefits

Benefits are recorded when paid.

(3)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1	–	Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	–
Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	–	Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2019 and 2018:

	Assets at fair value as of December 31, 2019
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$628,391,536	$—	$628,391,536	$—
Money market funds	272,833	272,833	—	—
Mutual funds	766,779,080	766,779,080	—	—
Participant self-directed brokerage account	93,173,404	93,173,404	—	—
BAT Stock Fund:
BAT American Depository Shares	174,882,140	174,882,140	—	—
Fidelity money market fund	4,298,659	4,298,659	—	—
Total BAT Stock Fund	179,180,799	179,180,799	—	—
Stable value collective trust fund	341,016,714	—	341,016,714	—
Total investments at fair value	$2,008,814,366	$1,039,406,116	$969,408,250	$—

	Assets at fair value as of December 31, 2018
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$451,243,660	$—	$451,243,660	$—
Money market funds	50,505	50,505	—	—
Mutual funds	710,446,961	710,446,961	—	—
Participant self-directed brokerage account	81,400,185	81,400,185	—	—
BAT Stock Fund:
BAT American Depository Shares	133,101,733	133,101,733	—	—
Fidelity money market fund	1,252,905	1,252,905	—	—
Total BAT Stock Fund	134,354,638	134,354,638	—	—
Stable value collective trust fund	378,328,487	—	378,328,487	—
Total investments at fair value	$1,755,824,436	$926,252,289	$829,572,147	$—

Following is a description of the valuation methodologies used for assets measured at fair value:

Common/collective trust funds – These funds are valued using a net asset value, referred to as NAV, provided by the administrator of the fund. The NAV is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the Plan initiates a large divestment, the issuer reserves the right to require 3 days’ notice.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

Money market funds and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

Participant self-directed brokerage account – This account consists primarily of mutual funds and common stocks that are valued at the closing price reported on the active market on which the individual securities are traded.

BAT Stock Fund – The fair value of the BAT Stock Fund is based on the combined year end closing price of British American Tobacco p.l.c. American Depository Shares and monies held in a Fidelity money market fund used to meet daily liquidity needs. Both securities are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. The BAT Stock Fund is tracked on a unitized basis, which allows for daily settling of trades by participants.

Stable value collective trust fund – This option is composed of a stable value collective trust fund which is valued at the net asset value of units of the collective trust. The net asset value, referred to as NAV, is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV of the fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed but rather reinvested and reflected in the net asset value of the fund. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a full redemption, the issuer reserves the right to require 12 months’ notification in order to ensure that security liquidations will be carried out in an orderly manner.

For the years ended December 31, 2019 and 2018, there were no changes in the fair value hierarchy methodology and no transfers of assets between levels within the fair value hierarchy.

(4)	Related Party Transactions and Party in Interest Transactions

Certain investments, within the Fidelity Brokeragelink and Fidelity Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party in interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2019 and 2018 were $372,500 and $206,518, respectively.

The participant account balances of the former LCSI Plan were managed by Vanguard. Vanguard was the trustee and recordkeeper for the LCSI Plan and, therefore, those transactions qualified as party in interest transactions.

The BAT Stock Fund, referred to as Fund, is provided as an investment option for participants in the Plan.  As RAI is the Plan Sponsor and a wholly owned subsidiary of BAT, these transactions qualify as party in interest transactions. Fund dividends for the years ended December 31, 2019 and 2018 were $11,017,016 and $11,886,139, respectively. The Fund held 4,118,649 shares at $42.46 per share as of December 31, 2019 and 4,177,531 shares at $31.86 per share as of December 31, 2018.

(5)	Nonexempt Party-In-Interest Transactions

For the year ended December 31, 2018, the Company identified late remittances of participant contributions in the aggregate amount of $842.82, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan in February 2019. The lost earnings of $39.18 pertaining to the contributions were deposited into the trust in June 2019.

For the year ended December 31, 2019, the Company identified late remittances of participant contributions in the aggregate amount of $586.74. The late remittances were remitted to the Plan in March and April of 2019. The lost earnings pertaining to the contributions will be funded into the trust in the year 2020.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

(6)	Income Tax Status

The Plan obtained its latest determination letter dated December 4, 2015, in which the Internal Revenue Service, referred to as IRS, stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

U.S. generally accepted accounting principles require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. Plan management has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2019 that there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2016.

An application for an updated determination letter was made to the IRS on December 30, 2019.

(7)	Plan Termination

Although it has not expressed any intent to do so, the Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participants in amounts equal to their respective interests in such assets.

(8)	Subsequent Events

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic. The rapidly developing pandemic has generated significant uncertainty in the global economy and volatility in financial markets. The COVID-19 pandemic has affected and may continue to affect the market price of Plan assets. Due to the ongoing economic uncertainty and volatility caused by COVID-19, the resulting financial impact to the Plan cannot be reasonably estimated.

On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), which included several relief provisions available to tax qualified retirement plans and their participants. The provisions of the CARES Act may be effective and operationalized immediately, prior to amending the Plan document. The Plan has adopted the provision that allows eligible plan participants to request penalty-free distributions of up to $100,000 before December 31, 2020 for qualifying reasons associated with the COVID-19 pandemic and the provision that allows eligible plan participants to defer loan payments due between March 27, 2020 and December 31, 2020 until January 1, 2021.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2019 and 2018

Plan management has evaluated subsequent events from the date of the statements of net assets available for benefits date through the date at which the financial statements were issued, and determined there are no other items to disclose.

RAI 401K SAVINGS PLAN

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions
Year ended December 31, 2019
Year ended	Participant contributions transferred late to the Plan *	Contributions not corrected	Contributions corrected outside VFCP	Contributions pending correction in VFCP	Total fully corrected under VFCP and PTE 2002-51
December 31, 2018	$843	$—	$843	$—	$—
December 31, 2019	$587	$587	$—	$—	$—

*	For the year ended December 31, 2018, the Company identified late remittances in the aggregate amount of $842.82, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan in February 2019. The lost earnings of $39.18 pertaining to the contributions were deposited into the trust in 2019.

*	For the year ended December 31, 2019, the Company identified late remittances in the aggregate amount of $586.74, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan in March and April of 2019. The lost earnings pertaining to the contributions will be deposited in 2020.

See accompanying report of independent registered public accounting firm.

RAI 401K SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Unitized Company Stock Fund:
* BAT Stock Fund-BAT American Depository Shares			4,118,649	$174,882,140
Mutual funds:
PIMCO Income Fund Institutional Class			4,587,694	55,235,835
Vanguard Total International Stock IS			355,773	42,504,167
PIMCO Total Return Fund			3,418,884	35,351,265
Vanguard Total Stock Fund			4,968,527	341,139,094
JOHCM GLB EM OPS IS			893,464	9,935,319
TRP GlOBAL GR STK I			1,423,255	43,338,109
Vanguard Total Bond Market Index Fund			2,692,036	29,746,994
Dodge and Cox International Stock			715,583	31,199,415
JP Morgan Disciplined Equity Fund Class R6			6,314,377	173,392,787
PIF DVRSD REAL AST I			424,063	4,936,095
Total mutual funds				766,779,080
Cash management accounts:
Money market funds:
* BAT Stock Fund-Fidelity Money Market Fund			4,298,659	4,298,659
* Fidelity Retirement Money Market Fund			272,833	272,833
Total money market funds				4,571,492
Self-Directed Brokerage Accounts			152,882,836	93,173,404
Common/collective investment trusts:
BTC Lifepath Retirement Growth			7,012,575	110,405,277
BTC Lifepath 2025 G			5,627,001	101,182,480
BTC Lifepath 2030 G			4,062,167	77,123,492
BTC Lifepath 2035 G			3,182,561	63,526,776
BTC Lifepath 2040 G			2,888,816	60,234,989
BTC Lifepath 2045 G			2,858,285	61,514,859
BTC Lifepath 2050 G			2,784,535	61,359,176
BTC Lifepath 2055 G			944,677	21,154,160
BTC Lifepath 2060 G			309,318	4,704,939
BTC Lifepath 2065 G			264	2,737
RTHCHD US SMCP CR 2			4,998,709	67,182,651
Wells Fargo Stable Return Fund W (Interest Income Fund)			5,950,455	341,016,714
Total common/collective investment trusts				969,408,250
Total investments				2,008,814,366
* Notes receivable from participants (1,768 loans with interest rates ranging from 4.25% to 9.25% and maturity dates ranging from 1/1/2020-12/07/2034).				20,387,710
Total assets				$2,029,202,076

*	Denotes a party-in-interest.

**	Cost information is not required for participant-directed investments and therefore, is not included.

See accompanying report of independent registered public accounting firm.